Exhibit 5.2

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com D: +44 20 7614 2376 slewis@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

 March 13, 2025

GSK plc

79 New Oxford Street

London WC1A 1DG

United Kingdom

GlaxoSmithKline Capital Inc.

1100 North Market Street

Suite 4056, Wilmington

Delaware 19890

United States

GlaxoSmithKline Capital plc

79 New Oxford Street

London WC1A 1DG

United Kingdom

Ladies and Gentlemen:

We have acted as special English counsel to GlaxoSmithKline Capital Inc., a Delaware corporation (“GSK Capital Inc.”), GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital plc”) and GSK plc, a public limited company incorporated in England and Wales (the “Guarantor”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-278205, 333-278205-01 and 333-278205-02), as amended as of its most recent effective date (March 6, 2025), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein, but excluding Exhibits 25.1, 25.2 and 25.3, the “Registration Statement”) and the prospectus, dated March 25, 2024, as supplemented by the prospectus supplement thereto, dated March 6, 2025 (together, including the documents incorporated by reference therein, the “Prospectus”) of (i) guaranteed debt securities of GSK Capital Inc. consisting of U.S.$850,000,000 aggregate principal amount of 4.500% Notes due 2030 and U.S.$750,000,000 aggregate principal amount of 4.875% Notes due 2035 (together, the “GSK Capital Inc. Debt Securities”), (ii) guaranteed debt securities of GSK Capital plc consisting of U.S.$400,000,000 aggregate principal amount of 4.315% Notes due 2027 and U.S.$600,000,000 aggregate principal amount of Floating Rate Notes due 2027 (together, the “GSK Capital plc Debt Securities”, and together with the GSK Capital Inc. Debt Securities, the “Debt Securities”) and (iii) guarantees of the Guarantor in respect of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”).

Cleary Gottlieb Steen & Hamilton LLP is a Limited Liability Partnership registered in England and Wales Number OC310280. It is authorised and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications is open to inspection at the registered office,

2 London Wall Place, London EC2Y 5AU. Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

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The GSK Capital Inc. Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of March 18, 2013, as further amended and supplemented by the Second Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Third Supplemental Indenture dated as of May 15, 2018, among GSK Capital Inc., the Guarantor and Deutsche Bank Trust Company Americas (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital Inc., Deutsche Bank Trust Company Americas and Law Debenture Trust Company of New York) as trustee (the “Trustee”) (the “GSK Capital Inc. Indenture”). The GSK Capital plc Debt Securities and the related Guarantees were issued under an indenture dated as of April 6, 2004, as amended and supplemented by the First Supplemental Indenture dated as of March 21, 2014, and as further amended and supplemented by the Second Supplemental Indenture dated as of May 15, 2018, among GSK Capital plc, the Guarantor and the Trustee (as successor to Law Debenture Trust Company of New York, pursuant to an Instrument of Resignation, Appointment and Acceptance dated April 12, 2017, among GSK Capital plc., the Trustee, and Law Debenture Trust Company of New York) (the “GSK Capital plc Indenture”, and together with the GSK Capital Inc. Indenture, the “Indentures”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)

a Certificate of the Secretary of the Guarantor dated March 13, 2025 (the “March 2025 Guarantor’s Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Articles of Association of the Guarantor; and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on March 6, 2024 and the Corporate Administration & Transactions Committee of the Guarantor held on March 4, 2025 and March 11, 2025;

(d)

a Certificate of the Secretary of the Guarantor dated May 15, 2018 (the “May 2018 Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Articles of Association of the Guarantor; and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on March 15, 2018 and the Corporate Administration & Transactions Committee of the Guarantor held on March 23, 2018, May 10, 2018 and May 11, 2018;

GSK plc et al, p. 3

(e)

a Certificate of the Secretary of the Guarantor dated March 21, 2014 (the “2014 Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Articles of Association of the Guarantor; and

(ii)	the minutes of the meetings of the Board of Directors of the Guarantor held on March 19, 2014 and the Corporate Administration & Transactions Committee of the Guarantor held on March 19, 2014;

(f)

a Certificate of the Secretary of the Guarantor dated March 18, 2013 (the “2013 Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Articles of Association of the Guarantor; and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on July 14, 2011 and July 11, 2012 and the Corporate Administration & Transactions Committee of the Guarantor held on March 13, 2013 and March 15, 2013;

(g)

a Certificate of the Secretary of the Guarantor dated April 6, 2004 (the “2004 Guarantor’s Secretary’s Certificate” and, together with the March 2025 Guarantor’s Secretary’s Certificate, the May 2018 Guarantor’s Secretary’s Certificate, the 2014 Guarantor’s Secretary’s Certificate and the 2013 Guarantor’s Secretary’s Certificate, the “Guarantor Secretary’s Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Articles of Association of the Guarantor; and

(ii)

the minutes of the meetings of the Board of Directors of the Guarantor held on October 4, 2002 and the Corporate Administration & Transactions Committee of the Guarantor held on March 28, 2003, September 2, 2003 and March 26, 2004;

(h)

a Certificate of the Secretary of GSK Capital plc dated March 13, 2025 (the “March 2025 GSK Capital plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum of Association and Articles of Association of GSK Capital plc; and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital plc held on March 3, 2025 and March 11, 2025;

GSK plc et al, p. 4

(i)

a Certificate of the Secretary of GSK Capital plc dated May 15, 2018 (the “May 2018 GSK Capital plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum of Association and Articles of Association of GSK Capital plc; and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital plc held on May 10, 2018 and May 11, 2018;

(j)

a Certificate of the Secretary of GSK Capital plc dated March 21, 2014 (the “2014 GSK Capital plc Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum of Association and Articles of Association of GSK Capital plc; and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital plc held on March 20, 2014;

(k)

a Certificate of the Secretary of GSK Capital plc dated April 6, 2004 (the “2004 GSK Capital plc Secretary’s Certificate”, and together with the March 2025 GSK Capital plc Secretary’s Certificate, the May 2018 GSK Capital plc Secretary’s Certificate, and the 2014 GSK Capital plc Secretary’s Certificate, the “GSK Capital plc Secretary’s Certificates”) having annexed thereto and certified as true, complete and up-to-date copies as at such date of the following documents:

(i)	the Memorandum of Association and Articles of Association of GSK Capital plc; and

(ii)	the minutes of the meetings of the Board of Directors of GSK Capital plc held on March 26, 2004;

(l)	facsimile copies of the Securities in global form as executed by GSK Capital Inc., GSK Capital plc and the Guarantor, as applicable, and authenticated by the Trustee; and

(m)	executed copies of the Indentures, including the certificated form of Debt Securities.

In addition, we have reviewed the originals, or copies certified or otherwise identified to our satisfaction, of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

GSK plc et al, p. 5

In this opinion letter, the Securities and the Indentures are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

In rendering the opinions expressed below we have assumed and not verified:

(a)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)

the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of all statements in each of the Guarantor’s Secretary’s Certificates and in each of the GSK Capital plc Secretary’s Certificates as at the date of such certificates);

(d)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(e)

that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(f)

that each of the Transaction Documents constitutes legal, valid and binding obligations of the parties thereto under all applicable laws (including the laws of the State of New York by which the Transaction Documents are expressed to be governed) enforceable in accordance with their terms and have the same meaning and effect as if they were governed by English law;

(g)	the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

(h)

that each of the Transaction Documents has been or will be duly authorised, executed and delivered by or on behalf of each of the parties to such Transaction Document (other than the Guarantor and GSK Capital plc) and each such party (other than the Guarantor and GSK Capital plc) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(i)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

GSK plc et al, p. 6

(j)

that any limit on borrowings to which each of the Guarantor and GSK Capital plc is subject has not been exceeded, and that the entry into or the performance of the Transaction Documents will not cause any such limit on borrowings to be exceeded;

(k)	that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering laws and regulations;

(l)

that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(m)

that each of the parties to the Transaction Documents has complied with all applicable provisions of (i) Regulation (EU) No. 2017/1129 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended from time to time, including by the European Union (Withdrawal Agreement) Act 2020 and the Retained EU Law (Revocation and Reform) Act 2023) (“EUWA”), (ii) Regulation (EU) No. 596/2014 of the European Parliament as it forms part of United Kingdom domestic law by virtue of the EUWA, (iii) the Financial Services Act 2012, and (iv) the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19, 21 and 85 of the FSMA);

(n)

that the information relating to each of the Guarantor and GSK Capital plc disclosed by our searches on March 13, 2025 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to each of the Guarantor and GSK Capital plc was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of each of the Guarantor and GSK Capital plc that has been presented in England and Wales;

(o)

that (i) the board and committee resolutions included in the Guarantor Secretary’s Certificates and GSK Capital plc Secretary’s Certificates, respectively, were duly and validly passed and are true records of the proceedings of the respective meetings, are in full force and effect, and have not been amended, revoked or superseded, as of the date hereof, and (ii) the Guarantor Secretary’s Certificates and GSK Capital plc Secretary’s Certificates, including the documents annexed thereto, are true and correct as of the date hereof and have not been amended, revoked or superseded;

GSK plc et al, p. 7

(p)

that each director of each of the Guarantor and GSK Capital plc has disclosed any interest which he or she may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the articles of association of each of the Guarantor and GSK Capital plc, and that none of the relevant directors of each of the Guarantor and GSK Capital plc has any interest in such transactions except to the extent permitted by the articles of association of each of the Guarantor and GSK Capital plc; and

(q)

that the execution and delivery of each of the Transaction Documents by each of the Guarantor and GSK Capital plc and the exercise of its respective rights and performance of its respective obligations thereunder will materially benefit the Guarantor or GSK Capital plc, as the case may be, and that the respective directors of the Guarantor and GSK Capital plc acted in good faith and in the interests of the Guarantor or GSK Capital plc, as the case may be, in approving each of the Transaction Documents and the transactions contemplated thereby.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1. Each of the Guarantor and GSK Capital plc has been duly incorporated in and registered as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on March 13, 2025 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 10:48 AM GMT on March 13, 2025 revealed no petition, order or resolution for the winding up of either the Guarantor or GSK Capital plc and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

(a)

the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator, liquidator or similar officer has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

(b)

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry

GSK plc et al, p. 8

only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against either the Guarantor or GSK Capital plc.

2. Each of the Guarantor and GSK Capital plc possesses the corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

3. The Indentures have been duly authorised, executed and delivered by the Guarantor.

4. The GSK Capital plc Indenture has been duly authorised, executed and delivered by GSK Capital plc.

We express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax or obligation to report to any tax authority that may arise or be incurred as a result of or in connection with the Transaction Documents, including, without limitation, the creation, issue or offer of the Debt Securities or the Guarantees or any other transaction.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the EU and the European Atomic Energy Community and the EUWA), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law. On January 31, 2020, the United Kingdom ceased to be a member of the European Union (the “EU”). By virtue of Sections 1A and 1B of the EUWA, EU law continued to be applicable in the United Kingdom for the duration of the implementation period set out in Section 1A(6) of the EUWA (“Transition Period”). After the Transition Period, pursuant to Sections 2 to 4 of the EUWA, certain EU laws in effect immediately before the end of the Transition Period form part of English law. However, EU law otherwise ceased to be applicable in the United Kingdom and thus does not form part of English law on and after January 1, 2021. The Retained EU Law (Revocation and Reform) Act 2023 came into effect on January 1, 2024 and, among other amendments, repealed section 4 of the EUWA and further restricted the scope of retained EU law in United Kingdom domestic law (now renamed ‘assimilated law’). We express no opinion on the effect of EU law in the United Kingdom or on EU law itself.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of the Guarantor, GSK Capital Inc. and GSK Capital plc dated March 13, 2025 and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of

GSK plc et al, p. 9

the Securities and Exchange Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sarah E. Lewis Harthan
Sarah E. Lewis Harthan, a Partner